Exhibit 10.3

To:	Neil Russell

From:	Michael Danford

CC:	Charles Jones

Subject:	Assignment to the U.K.

Date:	March 12, 2004

The purpose of this agreement is to outline your relocation and assignment to the United Kingdom in June 2004. This agreement replaces the agreement dated October 1, 2002 (which continues through January 31, 2005), and will serve as a complete amendment and restatement so that this will be the only agreement in effect between you and Hydril. This agreement establishes relocation benefits and initial compensation in the U.K. All parts of your compensation will be reviewed from time to time by Hydril Management and the Compensation and Governance Committee of the Board of Directors. Your compensation may be changed or altered as considered appropriate by Hydril Management and the Compensation and Governance Committee.

Assignment:

Your employment with Hydril will be relocated to the United Kingdom effective July 1, 2004.

You may relocate anywhere within the UK, however you will maintain an office in Aberdeen and as a general guideline will be expected to spend approximately two weeks per month in Aberdeen. As a result of this expectation, you will require accommodations in Aberdeen. Hydril will provide assistance with accommodations in Aberdeen

Hydril will provide the appropriate equipment, computer, cell phone, etc. and other necessary business equipment at your home residence. Advance approval is required for the purchase of this equipment.

You will continue to expense normal business costs which include commuter cost from your residence to office in Aberdeen. The form of commuting needs to be approved by the Chief Operating Officer.

Compensation

•	Compensation will be paid in the U.K. in pounds Sterling. Your initial annual base compensation will be £ 130,000 paid on a monthly basis by Hydril UK Limited. This will be subject to annual review by Hydril Management and the

Compensation and Governance Committee. You will participate in U.K. benefits as a regular Hydril U.K. employee.

•	You will participate in Hydril’s Management Incentive Plan (MIP) at the target rate of 50% of your base annual wage as defined by the incentive plan. This participation is also subject to annual review by Management and the Compensation and Governance Committee.

•	As additional compensation, you will receive a monthly payment equal to $1,710 U.S. dollars and will be paid in the U.K. in pounds. This is a supplement for no longer participating in the Hydril Restoration plan. In the event that you cease to be a member of senior management, Hydril will no longer be obligated to make this payment.

•	You will receive a vehicle allowance in the amount of £ 450 per month.

•	You will be responsible for all income taxes in the U.S. and U.K.

•	Hydril will pay Deloitte & Touche to consult on tax preparation assistance for the year 2004.

•	Effective on your transfer date, you will no longer receive a Foreign Service Premium.

•	Your participation in U.S. benefits will terminate upon your transfer date. These U.S. benefits include but are not limited to: U.S. medical and dental coverage, Hydril Company Savings Plan, the Restoration Plan, U.S. Life Insurance, Short Term and Long Term Disability coverage.

Relocation

As of October 1, 2002 you qualified for relocation assistance back to your home country. This assistance includes paying for the basic closing cost from selling your home (excluding any necessary repairs) and the shipment of basic household goods from Houston to the U.K. location of your choice. The shipment of household goods is not to exceed one 40-foot container. Also Hydril will provide temporary storage of goods for a period of 120 days. If needed, Hydril will provide temporary housing for up to 60 days during the relocation.

Your employment with Hydril is “at will” and nothing at all in this writing or verbal discussions are intended or shall be construed as a contract of employment, either stated or implied.

This agreement was made and entered into in Houston, Texas and is governed by Texas law and construed in accordance with Texas law without regard to the conflicts of law rules thereof.

Agreed to	/s/ Neill Russell

	Neil Russell	Date June 4, 2004

/s/ Michael Danford

	Hydril Company LP	Date June 4, 2004

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